Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Ampio Pharmaceuticals, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 200, Englewood, CO 80112 (“Ampio” or “Company”), together with its affiliates, shareholders, directors, officers, employees, representatives, attorneys, predecessors, successors, and assigns (collectively referred to herein as “Employer”), and Thomas E. Chilcott, III, an individual (“Employee”) (collectively referred to herein as the “Parties,” or, each individually, a “Party”).

RECITALS

A.                The Company employed Employee as Chief Financial Officer from August 16, 2017 to present.

B.                 Employee’s employment with the Company was previously governed by an Employment Agreement between the Parties, which became effective as of August 16, 2017 and was executed on August 23, 2017.

C.                 Employee’s term of employment under the Employment Agreement was a period of twenty four (24) months beginning August 16, 2017 and running until August 16, 2019.

D.                Employer and Employee mutually agree to terminate the Employment Agreement and to part ways under the terms of this Agreement.

E.                 For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.0       Separation of Employment. The Company and Employee agree that Employee’s last day of employment will be June 12, 2019 (“Separation Date”). To assist Employee in Employee’s employment transition, Employer will voluntarily provide Employee with severance pay in exchange for execution of this Agreement and for agreement to the terms set forth herein.

1.1       Effective Date. Except as stated in Section 1.2 below, this Agreement shall become effective on the date on which it is signed by both Parties (the “Effective Date”).

1.2       ADEA Effective Date. With regard only to Employee’s waiver of any claims under or relating to the Age Discrimination in Employment Act of 1967 (ADEA) and Older Workers Benefit Protection Act of 1990 (OWBPA) as set forth in Section 4.1 (“ADEA Waiver”), the ADEA Waiver will become effective on the eight (8th) day following the date on which it is signed by Employee (the “ADEA Effective Date”). As explained in Section 4.6 below, the ADEA Waiver may be revoked by Employee at any time during the seven (7) day period preceding the ADEA Effective Date (“Revocation Period”).

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2.0       Compensation and Indemnification.

2.1       Severance Pay. Employer agrees to provide Employee with severance pay in the total amount of $160,671.34, less applicable statutory wage deductions or withholdings, taxes, and any deductions (excluding employee benefits deductions) that Employee has authorized, which is equivalent to payment of salary from the Separation Date through the end of the Employment Agreement (August 16, 2019), earned and unused vacation benefits through the Separation Date, plus six (6) additional months of salary pay (“Severance Pay”). The salary payments, less $2,000.00 as consideration specifically for the ADEA Waiver, will be payable in six (6) substantially equal installments over six (6) months, commencing on Employer’s first payroll date following the Effective Date of this Agreement. Along with all wages earned and unpaid as of the Separation Date, Employee will be paid for his earned and unused vacation benefits earned through the Separation Date on the Separation Date or the earliest available payroll date thereafter. Employee will also be paid the first of the six installment payments at this time. The $2,000.00 consideration for the ADEA Waiver will be paid at the first payroll date after the ADEA Effective Date.

2.2        Equity Compensation. In connection with the execution of this Agreement, the Company hereby agrees to accelerate vesting of any of Employee’s issued and unvested equity securities such that as of the date of this Agreement all such grants shall be fully vested. The Company further agrees that solely for the purpose of each Stock Option Agreement, pursuant to which Employee may have an option to purchase equity securities of the Company, the termination of Employee’s employment as agreed to hereunder shall be classified as an “Involuntary Termination,” as this term may be used in Employee’s respective Stock Option Agreements. Employee will thus have one (1) year from the Separation Date to exercise Employee’s options.

2.3       Wage Acknowledgement. Beyond payments described in this Agreement, Employee acknowledges that, as of the Effective Date, Employee has received all payment for all owed remuneration and compensation and payment for accrued but unused vacation or paid time off, if any and applicable, and Employer owes Employee no further compensation, reimbursement or other remuneration of any type except as provided in this Agreement for any such time.

2.4       Medical Benefits. Employee’s medical benefits shall continue through the last day of the month in which the Separation Date occurs, up an until June 30, 2019. If Employee chooses to continue COBRA coverage thereafter, it shall be at Employee’s own expense, subject to the terms and conditions of the benefit plan, federal COBRA law, and, as applicable, state insurance laws. Employee will receive additional information regarding Employee’s right to elect continued coverage under COBRA in a separate communication. A COBRA notification and application will be mailed to Employee’s home address within two (2) weeks of the Separation Date.

2.5       Tax Liability. In accordance with the terms of the Severance Pay, the Parties agree to make all necessary and usual reports to the Internal Revenue Service, state taxing authorities, and any similar agencies, and to perform all withholdings normally applicable to the type and amount of payment the Employee is to receive as a result of this Agreement. Employee understands and agrees that any and all federal, state, or local tax liability that may be due or become due because of the Severance Pay is Employee’s sole responsibility, and that Employee will pay any such taxes that may be due or become due, and Employee agrees to bear all tax consequences, if any, attendant upon the payment of the above-recited sums. Employee further agrees to indemnify, defend, and hold Employer harmless from, any actions, proceedings, claims, judgments, settlements, and/or demands for the payment of any taxes, interest, penalties, levies, or assessments applicable to the Severance Pay under this Agreement. Employer makes no representation as to the taxability of the amounts paid to Employee.

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2.6.       Section 409A.  All amounts payable under this Agreement are intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the separation pay plan exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), and shall be interpreted in a manner consistent with those exceptions. Each payment of severance pay under the Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A.

2.7       Indemnification. The Company acknowledges that following the date hereof it shall have a continued obligation to indemnify Employee to the fullest extent not prohibited by the Delaware General Corporation Law (“DGCL”) or any other applicable law to the extent Employee is made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he was an executive officer of the Company, including, but not limited to the following cases that Employee is currently a named defendant in: United States District Court for the Central District of California, Shi v. Ampio Pharmaceuticals, Inc., et al., Case No. 2:18-cv-07476-SJO-RAO and United States District Court for the Central District of California, Cetrone v. Macaluso, et al., Case No. 2:18-cv-05970-SJO-RAO. Such indemnification shall be made pursuant to and consistent with Section 43 of the Company’s Bylaws, Article IX of the Company’s Certificate of Incorporation, as amended, and the DGCL. Employer and Employee also agree to execute the Indemnification Agreement attached hereto as Appendix A.

3.0       Sufficiency of Consideration. Employer and Employee specifically agree that the consideration provided to Employee pursuant to this Agreement is good and sufficient consideration for this Agreement and the releases and other covenants and promises made of Employee pursuant to this Agreement. Employee further understands and agrees that the consideration Employee is receiving in exchange for executing this Agreement is greater than that to which Employee would otherwise be entitled to in the absence of this Agreement. Should any third party, including any Government Agency (as defined below), bring any action or claim against Employer or any of the Released Parties (as defined below) on Employee’s behalf, Employee acknowledges and agrees that this Agreement provides full monetary relief and Employee will not accept any other relief, except as provided in Section 4.4.

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4.0       General Release of Claims. In consideration of the promises and covenants made by Employer in this Agreement, and in consideration of the Severance Pay to be paid under this Agreement, Employee agrees:

4.1       Full and Final Release. Except as otherwise set forth in this Agreement, on behalf of Employee, Employee’s heirs, successors, and assigns, Employee fully and forever releases and discharges Employer and TriNet HR III, Inc. and their affiliates, officers, agents, administrators, servants, employees, attorneys, successors, parent, subsidiaries, assigns, and affiliates (collectively the “Released Parties” or, each individually a “Released Party”) of and from any and all claims, causes of action, and liabilities, whether individually or part of a class action, occurring prior to the Effective Date and arising out of or relating in any way to Employee’s employment with Employer, including, but not limited to, the recruitment to, offer of, terms and conditions of, and termination of Employee’s employment with Employer. Employee understands and agrees that this Agreement is a full and complete waiver and release of all claims, including, but not limited to, claims arising under Title VII of the 1964 Civil Rights Act, as amended; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and 1871; 42 U.S.C. §§ 1981, 1982, 1983 and 1985; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act of 1938; the Employee Retirement Income Security Act of 1974, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990; the Equal Pay Act of 1963; the Family and Medical Leave Act of 1993; the Pregnancy Discrimination Act of 1978; the Rehabilitation Act of 1973; the Sarbanes-Oxley Act of 2002; the Consumer Financial Protection Act of 2010, and Section 1057 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd Frank”); the Colorado Anti-Discrimination Act (Colo. Rev. Stat. § 24-34-301 et seq.); the Colorado Lawful Off-Duty Activities law; Colorado Equal Pay Law (Colo. Rev. Stat. § 8-5-101 et seq.) and or any other federal, state, local or common law, statute, decision, order, policy, or regulation establishing or relating to claims or rights of employees, including, but not limited to, any and all claims alleging for compensation, damages, tort claims, breach of express or implied employment contract (including claims arising out of the Employment Agreement or related to any applicable sales commission plan or incentive compensation plan), breach of duty of good faith, breach of implied covenant of good faith and fair dealing, discrimination, harassment, retaliation, wrongful discharge, intentional and negligent infliction of emotional distress, outrageous conduct, intentional interference with contract or prospective business advantage, defamation, discharge in violation of public policy, and for any other damages or injuries incurred on the job, in relation to the Employee’s employment or incurred as a result of loss of employment (collectively “Released Claims”). To the extent permitted by law, Employee also promises never directly or indirectly to bring or participate in an action against any of the Released Parties under California Business & Professions Code Section 17200 or any unfair competition law of any jurisdiction.

4.2       Employer’s Mutual Release. Employer mutually releases Employee from all Released Claims in the same manner as set forth in Section 4.

4.3       Claims Not Released. This Agreement does not limit or otherwise affect Employee’s right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state, or local government agency or commission (“Government Agency”). Employee is not waiving any rights that Employee may have to: (a) Employee’s own vested accrued employee benefits under Employer’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; (e) challenge the validity of this Agreement; and/or (f) assert any rights or claims that may arise after the Effective Date of this Agreement. Employer is also not waiving any rights under subparts (c), (d), (e), and (f) of this Section 4.3.

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4.4       Governmental Agencies. Nothing in this Agreement prohibits or prevents Employee, or the Company, from participating, testifying, or assisting in any investigation, hearing, or other proceeding before any Government Agency, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of any federal, state or local law or regulation. However, unless prohibited by law or regulation, Employee agrees that if such an administrative claim is made by Employee (or Employee’s heirs, successors, and assigns), Employee (and Employee’s heirs, successors, and assigns) shall not be entitled to recover any individual monetary relief or other individual remedies; provided, however, that this waiver is not intended to prohibit the provision of information to the SEC (or other Government Agency) or the receipt of any monetary award authorized by Section 21F-17 of Dodd Frank.

4.5       Waiver. In granting the release herein, Employee understands that this Agreement includes a release of all claims known or unknown.  In giving this release, which includes claims which may be unknown to Employee at present, Employee acknowledges that Employee has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Employee may have against the Released Parties.

4.6       ADEA Waiver and Waiver of Rights under the OWBPA. Employee specifically understands and acknowledges that because Employee is at least forty (40) years of age, the ADEA provides Employee the right to bring a claim against Employer if Employee believes that Employee has been discriminated against on the basis of age.

Employee hereby acknowledges and represents that, in accordance with the ADEA, Employee’s execution of this Agreement is voluntary and knowing; this Agreement has been written in a manner that is easy to understand and Employee understands the Agreement; Employee has received a copy of this Agreement; that Employer has advised Employee in writing to consult with an attorney prior to executing this Agreement; that Employee has had the opportunity to ask any questions that Employee may have of legal or other personal advisors of Employee’s choosing; that Employee has had as much time as Employee needs to review and consider this Agreement; and that Employee has received valuable and good consideration to which the Employee is otherwise not entitled in exchange for Employee’s execution of this Agreement.

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Employee understands the rights afforded to Employee under the ADEA and agrees that Employee will not file any claim or action against Employer or any of the Released Parties based on any alleged violations of the ADEA. Employee hereby knowingly and voluntarily waives any right to assert a claim for relief under the ADEA, including but not limited to back pay, front pay, attorney’s fees, damages, reinstatement or injunctive relief. Notwithstanding the foregoing, Employee does not waive any ADEA claim that may arise after this Agreement is executed, and nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by law.

Employee understands and acknowledges that the ADEA requires Employer to provide Employee with at least twenty-one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. Employee acknowledges that Employee was provided with the required Consideration Period and hereby knowingly and voluntarily, after the opportunity to consult with an attorney, waives the remainder of the Consideration Period by executing this Agreement. Employee acknowledges receipt of this Agreement on June 12, 2019.

Employee understands that Employee is entitled to revoke the waiver of his ADEA Claim at any time during the seven (7) days following Employee’s execution of this Agreement. Employee also understands that any revocation of this ADEA Claim must be in writing and delivered to the attention of Michael Macaluso at Employer’s office in Englewood, Colorado prior to the expiration of the Revocation Period. Delivery of the revocation should be via email to Squire Patton Boggs (US) LLP, c/o Matthew C. Cooper at matthew.cooper@squirepb.com followed by a hard copy via first class mail to the Company. If Employee revokes this ADEA Waiver, the $2,000 of the Severance Pay allocated to this ADEA Waiver will not be paid. The remaining releases of claims will remain in effect.

5.0       Covenants Regarding Release of Claims. In relation to the General Release of Claims set forth in Section 4 and its subparts above, Employee agrees as follows:

5.1       No Actions Filed. Employee represents that, as of the Effective Date of this Agreement, Employee has not filed any claim or action with any Government Agency pertaining to any Released Claim.

5.2       Filing of Actions. Employee agrees, to the fullest extent permitted by law, that Employee will not file or pursue, nor cause or permit to be filed or pursued, any action for damages or any other relief against Employer and the Released Parties involving any Released Claim and further agrees that Employee will neither pursue nor accept any further benefit or consideration from any source whatsoever with respect to any Released Claim, except as otherwise provided in Sections 4.3 and 4.4.

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5.3       Dismissal. If any agency, board, or court assumes jurisdiction of any action against the Released Parties arising out of Employee’s employment or any acts related to Employee’s employment with Employer occurring prior to the Separation Date, Employee will, to the greatest extent permitted by law, direct that agency, board or court to withdraw or dismiss the matter, with prejudice, and will execute any necessary paperwork to effect the withdrawal or dismissal, with prejudice.

5.4       No Assignment. Employee represents and warrants that Employee has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association, or entity whatsoever any of the Released Claims.

5.5       Waiver. Employee acknowledges that this Agreement applies to all known or unknown, foreseen or unforeseen, injury or damage arising out of or pertaining to Employee’s employment relationship with Employer and its termination, and expressly waives any benefits Employee may have to the contrary.

Employee understands and acknowledges that the significance and consequence of this waiver is that even if Employee should eventually suffer injury or damage arising out of or pertaining to the employment relationship and its termination, Employee will not be able to make any claim for those injuries or damages. Furthermore, Employee acknowledges that Employee consciously intends these consequences even as to claims for injuries or damages that may exist as of the date of the Agreement but which Employee does not know exist and which, if known, would materially affect Employee’s decision to execute this Agreement, regardless of whether Employee’s lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

6.0       Employee Affirmations. In combination with the release of claims and the covenants regarding those releases set forth herein, Employee offers the following affirmations:

6.1       No Injuries or Expenses. Employee affirms that Employee has no known workplace injuries or occupational illnesses and, thus, that Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this Agreement. Furthermore, Employee is not aware of any medical expenses which Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist.

6.2       Leave Permitted. Employee further affirms that Employee has been provided and/or has not been denied any leave requested and valid pursuant to applicable law.

6.3       Voluntary Agreement. Employee further affirms that Employee is entering into this Agreement voluntarily and that Employee is not under any duress in relation to execution of this Agreement or separation from his employment with Employer.

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6.4       No Discrimination. Employee further affirms that all of Employer’s (including its officers, directors, and employees) decisions regarding Employee’s pay and benefits through the date of Employee’s execution of the Agreement were not discriminatory based on age, disability, race, sex, religion, national origin, sexual orientation, military status, or any other classification protected by law.

6.5       Accurate Reporting. Employee further affirms that Employee will accurately report any amounts paid pursuant to this Agreement to the appropriate state or local unemployment benefits authority, if applicable.

7.0       No Admission of Liability. Employee acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing against Employee by Employer. Employer specifically asserts that all actions taken with regard to Employee and Employee’s employment were proper and lawful and affirmatively denies any wrongdoing of any kind.

8.0       Confidentiality. Employee agrees to keep the terms of this Agreement and the amount of the Severance Pay completely confidential, except that Employee may discuss this Agreement with Employee’s spouse, attorney, accountant, or other professional advisor who may assist Employee in evaluating or reviewing this Agreement or the tax implications of this Agreement.

9.0       Trade Secrets and Confidential Information. Employer has developed, compiled and owns certain proprietary techniques and confidential information that have great value in its business. This information includes, but is not limited to, any and all information (in any medium, including but not limited to, written documents and electronic files) concerning unpublished financial data, marketing and sales data, product and product development information, client lists, rates and preferences, employee lists, equipment programs, contracts, licensing agreements, processes, formulas, inventions, discoveries, improvements, data, know-how, formats, marketing plans, business plans, strategies, forecasts, and supplier and vendor identities, characteristics and agreements, and other trade secrets (“Confidential and Proprietary Information”). Employee has had access to confidential information of persons or entities for whom Employer performs services, or from whom Employer or Employee has obtained information (“Customers”) and persons or entities that performed services for Employer (“Vendors”). Confidential Information includes not only information disclosed by Employer or its Customers or Vendors to Employee in the course of Employee’s employment with Employer, but also information developed or learned by Employee during the course of Employee’s employment with Employer. Confidential and Proprietary Information is to be broadly defined.

On or before the Effective Date, Employee shall return to Employer all Confidential and Proprietary Information within Employee’s possession, custody, or control, and, at all times after Employee’s employment with Employer is terminated, shall (i) hold in trust, keep confidential, and not disclose to any third party or make any use of the Confidential and Proprietary Information of Employer or its Customers or Vendors; (ii) not cause the transmission, removal or transport of Confidential and Proprietary Information of Employer or its Customers or Vendors; and (iiii) not publish, disclose, or otherwise disseminate Confidential and Proprietary Information of Employer or its Customers or Vendors. Further protections of the Company’s Confidential and Proprietary Information are set forth in the Proprietary Information and Inventions Agreement executed by Employee upon commencement of employment, which shall remain in full force and effect.

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10.0       Non-Disparagement. Employee agrees that Employee will not utter, publish or otherwise disseminate any oral or written statement that disparages or criticizes Employer or the Released Parties or Employer’s or the Released Parties’ reputations, provided, however, that nothing in this Agreement shall prevent Employee from communicating with any Government Agency as provided in Sections 4.3 and 4.4 hereof. Should any third-party employer ask the Company for a reference related to Employee’s employment with the Company, such references shall be forwarded to the human resources department, who will provide only Employee’s dates of employment and title during employment with the Company.

11.0       Company Property. On or before Employee’s Separation Date, Employee shall return to Employer all Employer property in Employee’s possession including, but not limited to, keys, key cards, computers, tablets, phones, removable storage media, original and all copies of any written, recorded, or computer-readable information about Employer, its Customers and Vendors (including, without limitation, all client files and documents), practices, procedures, files, trade secrets, pricing, client lists, product cultivation or marketing associated with Employer’s business, and/or any other Confidential and Proprietary Information or property owned by Employer.

12.0       No Re-Employment. Employee agrees and acknowledges that Employee’s employment with Employer has terminated. Employee agrees never in the future to apply for or accept re-employment with the Released Parties, and hereby waives any claim or right to such re-employment. In the event that Employee does apply for such employment, Employee agrees that the Released Parties can refuse to process such application, without recourse by Employee.

13.0       Continued Cooperation. In order to ensure an effective and efficient transition from Employee to the Company’s next Chief Financial Officer and Corporate Secretary, Employee agrees to cooperate to the fullest extent possible and necessary to provide information, materials, and assistance to the Company as related his role therewith. Employee further agrees to timely communicate and cooperate with the Company to the fullest extent possible and necessary in relation to the Company’s defense of any ongoing litigation against the Company, including those matters listed in Section 2.7 above.

14.0       No Reliance Upon Representations. Employee hereby represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation or statement made by Employer, the Released Parties, or by any of Employer’s past or present shareholders, officers, directors, employees, agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement.

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15.0       Entire Agreement, Modification. Except as otherwise provided herein, this Agreement constitutes the complete, final, and exclusive embodiment of the entire Agreement between the Parties hereto with regard to the subject matter herein and supersedes all prior promises, warranties, representations, and oral and written agreements, if any. The terms of this release are contractual and not a mere recital. The only way this Agreement may be amended, changed, or waived will be through a written document signed by both Parties. This Agreement is enforceable by and against each Party and anyone else who has or who obtains rights under this Agreement from either Party.

16.0       Severability. The terms of this Agreement are severable. If any part of this Agreement is determined to be illegal, invalid, or unenforceable, the remaining parts shall not be affected thereby and the illegal, unenforceable, or invalid part shall be deemed not to be part of this Agreement. The Parties further agree that any such void or unenforceable provision of this Agreement may be replaced with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the unenforceable provision.

17.0       Construction. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against any of the Parties. Employer and Employee each acknowledge the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement, and that, accordingly, no part of this Agreement should be construed against either Party on the basis of authorship.

18.0       Governing Law and Enforcement. Any action to enforce this Agreement or any dispute concerning the terms and conditions of this Agreement and the Parties’ performance of the terms and conditions of this Agreement shall be governed by the laws of the State of Colorado. Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the City and County of Denver, Colorado before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies, including temporary restraining orders and injunctive relief, in aid of arbitration from a court of appropriate jurisdiction.

19.0       Attorneys’ Fees. Each Party shall bear its own attorneys’ fees in the preparation and review of this Agreement. Should suit or action be instituted to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees.

20.0       Binding Effect. This Agreement is binding upon the heirs, successors, and assigns of both Employee and Employer.

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21.0       Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument representing the agreement of the Parties to this Agreement.

22.0       Employee Acknowledgement. Employee acknowledges that Employee has carefully read this Agreement; that Employee understands its final and binding effect; that Employee has been advised to consult with an attorney; that Employee has been given the opportunity to be represented by independent counsel in reviewing and executing this Agreement and that Employee has either chosen to be represented by counsel or has voluntarily declined such representation; THAT EMPLOYEE HAS HAD SUFFICIENT TIME TO REVIEW THIS AGREEMENT; and that Employee understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them. EMPLOYEE FURTHER Acknowledges and AGREES THAT BY ENTERING THIS AGREEMENT, EMPLOYEE IS KNOWINGLY AND VOLUNTARILY WAIVING EMPLOYEE’S RIGHTS TO A TRIAL BY JUDGE OR JURY FOR ANY CLAIM COVERED BY THIS AGREEMENT.

The Parties hereby knowingly and voluntarily execute this Separation Agreement as follows:

Ampio Pharmaceuticals, Inc.
(“Employer”)

Date: June 13, 2019		/s/Michael Macaluso
	By:	Michael Macaluso
	Title:	Chief Executive Officer

Date: June 13, 2019		/s/ Thomas Chilcott, III
Thomas Chilcott, III
(“Employee”)

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Appendix A

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is effective as of ______, by and between Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Ampio”), and _______ (“Indemnitee”).

WHEREAS, in order to induce Indemnitee to provide, or continue to provide, services to the Company, the Company wishes to provide for the indemnification of, and advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, Indemnitee does not regard the current protection available as adequate under the present circumstances, and the Indemnitee may not be willing to continue to serve in such capacity without additional protection;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited; and

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee to the fullest extent permitted by applicable law so that Indemnitee will serve or continue to serve the Company free from undue concern that he will not be so indemnified.

NOW, THEREFORE, in consideration of the foregoing and Indemnitee’s agreement to provide, or continue to provide, services to the Company, the Company and Indemnitee hereby agree as set forth below.

I. Certain Definitions.

(a) “Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 20% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

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(b) “Claim” shall mean any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, whether formal or informal, investigative or other.

(c) References to the “Company” shall include, in addition to Ampio Pharmaceuticals, Inc., any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Ampio Pharmaceuticals, Inc. (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d) “Expenses” shall mean any and all expenses (including attorneys’ fees, expert witness fees, and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation, whether formal or informal), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) of any Claim regarding any Indemnifiable Event and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(e) “Expense Advance” shall mean an advance payment of Expenses to Indemnitee pursuant to Section 3(a).

(f) “Indemnifiable Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of lndemnitee while serving in such capacity.

(g) “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(b) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i) “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2. Indemnification.

(a) Indemnification of Expenses. The Company shall indemnify Indemnitee to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim by reason of (or arising in part out of) any Indemnifiable Event against Expenses, including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made by the Company as soon as practicable but in any event no later than five (5) business days after written demand by Indemnitee therefor is presented to the Company.

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(b) Change in Control. The Company agrees that if there is a Change in Control of the Company {other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), then with respect to all matters thereafter arising concerning the rights of Indemnitee to payments of Expenses and Expense Advances under this Agreement or any other agreement or under the Company’s Certificate of Incorporation or Bylaws as now or hereafter in effect, Independent Legal Counsel, if desired by Indemnitee, shall be selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be permitted to be indemnified under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all Expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines, or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(c) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 9 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim regarding any Indemnifiable Event, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all Expenses incurred by Indemnitee. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than 30 days after written demand by Indemnitee therefor to the Company. Indemnitee hereby agrees to repay to the Company all amounts advanced to Indemnitee hereunder if it is ultimately determined that Indemnitee is not entitled to indemnification hereunder. The Company’s obligation to advance Expenses shall terminate with respect to any Claim as to which the Indemnitee shall have entered a plea of guilty or nolo contendere, or an equivalent plea acknowledging guilt.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement; provided however that the failure to so provide notice to the Company shall not relieve the Company from any liability that it may have to Indemnitee hereunder unless the Company’s ability to participate in the defense of such claim was materially and adversely affected by such failure. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the headquarters office of the Company (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power, to the extent that doing so is consistent with the exercise of the Indemnitee’s rights under the federal and state Constitutions. The Company shall provide Indemnitee with such information and cooperation as Indemnitee may reasonably require, to the extent that doing so is consistent with the Company’s obligation to cooperate with regulatory or law enforcement agencies. Indemnitee understands that such obligation may include, as deemed necessary or advisable by the Company, a waiver of any attorney-client or other privilege held by the Company.

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(c) No Presumptions; Burden of Proof For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 3(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies. The Company shall keep Indemnitee reasonably informed as to the status of all relevant insurance matters.

(e) Selection of Counsel. In the event the Company shall be obligated hereunder to pay the Expenses of any Claim the Company, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee (not to be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same Claim; provided that, (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s Expense, and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and Expenses of Indemnitee’s separate counsel shall be at the Expense of the Company.

4. Additional Indemnification Rights; Non-Exclusivity.

(a) Scope. The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws (as now or hereafter in effect) or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 9(a) hereof.

(b) Non-Exclusivity. The indemnification provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws (as now hereafter in effect), any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though Indemnitee may have ceased to serve in such capacity.

5. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s Certificate of Incorporation, Bylaw (as now or hereafter in effect) or otherwise) of the amounts otherwise indemnifiable hereunder.

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6. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for the entire total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

7. No Imputation. The knowledge or actions, or failure to act, of any director, officer, agent or employee of the Company or the Company itself shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

8. Liability Insurance. For the duration of lndemnitee’s service as a director or officer or other agent of the Company, and thereafter for so long as Indemnitee shall be subject to any pending or possible Claim by reason of any Indemnifiable Event, the Company shall use reasonable efforts, taking into account the scope and amount of coverage available relative to the cost thereof, to obtain and maintain in effect policies of liability insurance providing coverage for directors and officers of the Company. Indemnitee acknowledges that at the date hereof, the Company maintains no such policy in effect. To the extent the Company in the future maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if lndemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, agents or fiduciaries, if lndemnitee is not an officer or director but is a key employee, agent or fiduciary.

9. Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Action or Omissions. To indemnify Indemnitee for acts, omissions or transactions if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is prohibited by applicable law.

(b) Claims Initiated by Indemnitee. To indemnify or advance Expenses to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to Claims for Indemnifiable Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance Expense payment or insurance recovery, as the case may be.

(c) Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous.

(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided that the Company shall advance expenses in connection with Indemnitee’s defense of a claim under Section 16(b), which advances shall be repaid to the Company if it is ultimately determined that Indemnitee is not entitled to indemnification of such expenses.

10. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s estate, spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, such shorter period shall govern.

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11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

13. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee with respect to such action, regardless of whether Indemnitee is ultimately successful in such action, and shall be entitled to the advancement of Expenses with respect to such action, unless as a part of such action a court of competent jurisdiction over such action determines that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all Expenses incurred by Indemnitee in defense of such action (including costs and Expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), and shall be entitled to the advancement of Expenses with respect to such action.

14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. The address for notice to Indemnitee is as shown on the signature page of this Agreement, and the address for the Company is its headquarters office, or as subsequently modified by either party by written notice.

15. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including, without limitations, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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17. Choice of Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within the State of Delaware.

18. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19. Amendment and Termination. Due to the uncertain application of any statutes of limitations that may govern any Claim, this Agreement shall be of indefinite duration. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

IN WI1NESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

Ampio Pharmaceuticals, Inc.

By: __________________________________

Title: _________________________________

AGREED TO AND ACCEPTED
INDEMNITEE:

(signature)

Print Name

(address)

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